Our File No. 1180286-902200
                             July 27, 1995




Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

      Re: Ross Stores, Inc. 1992 Stock Option Plan; Third Amended and Restated Ross Stores, Inc. 1988 Restricted Stock Plan; and Third Amended and Restated Ross Stores, Inc. Employee Stock Purchase Plan - Registration Statement on Form S-8

Gentlemen and Ladies:

      As legal counsel for Ross Stores, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,200,000 shares of the Company's Common Stock, $0.01 par value, which may be issued pursuant to the exercise of options granted under the Ross Stores, Inc. 1992 Stock Option Plan (the "Option Plan"), 800,000 such shares which may be issued pursuant to the Third Amended and Restated Ross Stores, Inc. 1988 Restricted Stock Plan (the "Restricted Plan"), and 400,000 such shares which may be issued pursuant to the exercise of purchase rights granted under the Third Amended and Restated Ross Stores, Inc. Employee Stock Purchase Plan (the "Purchase Plan").

      We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

      We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

      Based on such examination, we are of the opinion that the 1,200,000 shares, 800,000 shares and 400,000 shares of Common Stock which may be issued upon the exercise of options granted under the Option Plan, pursuant to the Restricted Plan and upon the exercise of purchase rights granted under the Purchase Plan, respectively, are duly authorized shares of the Company's Common Stock, and, when issued in accordance with the provisions of the Option Plan, the Restricted Plan or the Purchase Plan, as the case may be, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration
Statement.

                                Respectfully submitted,


                                /s/Gray Cary Ware & Freidenrich
                                GRAY CARY WARE & FREIDENRICH
                                A Professional Corporation